Exhibit 16


November 3, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:


              Re:      Applied Cellular Technology, Inc.


     We have been informed by Applied Cellular Technology, Inc. (the "Company") that it has replaced us with PricewaterhouseCoopers LLC, as the Company's independent accountants for the year ending December 31, 1998.

     We have read Item 4 of the Company's Current Report on Form 8-K dated November 3, 1998 and are in agreement with the statements contained in the second and third paragraphs therein.


Very truly yours,

/S/ Rubin, Brown, Gornstein & Co. LLP

Rubin, Brown, Gornstein & Co. LLP